Exhibit 8.1

LIST OF SUBSIDIARIES

All of the following subsidiaries have their jurisdiction of incorporation in the Republic of Chile:

1.	Itaú CorpBanca Corredores de Bolsa S.A.[1]

2.	CorpBanca Administradora General de Fondos S.A.

3.	Itaú Chile Administradora General de Fondos S.A.

4.	Itaú Asesorías Financieras S.A.[2]

5.	CorpBanca Corredores de Seguros S.A.

6.	Itaú Chile Corredora de Seguros Ltda.

7.	CorpLegal S.A.

8.	Recaudaciones y Cobranzas S.A., Instacob

All of the following subsidiaries have their jurisdiction of incorporation in the Republic of Colombia and other countries:

1.	Banco CorpBanca Colombia S.A.

2.	Helm Corredor de Seguros S.A.

3.	CorpBanca Investment Trust Colombia S.A. Sociedad Fiduciaria

4.	Helm Fiduciaria S.A.

5.	Helm Comisionista de Bolsa S.A.

6.	Helm Bank (Panamá) S.A.

7.	Helm Casa de Valores (Panamá) S.A.

All of the following subsidiaries have their jurisdiction of incorporation in the United States:

1.	Itaú CorpBanca New York Branch

2.	CorpBanca Securities Inc. - NY

[1]	Resulting entity from the merger between CorpBanca Corredores de Bolsa S.A. and Itaú BBA Corredor de Bolsa Ltda. on January 1, 2017.
[2]	Previously known as CorpBanca Asesorías Financieras S.A.